Exhibit 3.4

Filed in the office of

Barbara K. Cegavske

State of Nevada

Document Number

20160420279-03

9/23/2016 98:42 AM

Entity Number

E0416252010-7

Certificate of Designation

(Pursuant to NRS 78.1955)

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

Pursuant to Section 78.195 of the

Revised Statutes of the State of Nevada

JA Energy, a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify that, pursuant to the authority conferred on its board of directors (the “Board of Directors”) by its articles of incorporation (the “Articles of Incorporation”), as amended, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada (“NRS”), the Board of Directors (or, as to certain matters allowed by law, a duly authorized committee thereof) adopted the following resolution establishing a Classes of Class A, B, and C Common Stock.

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation (the “Corporation”) by the Articles of Incorporation, the Board has authorized a Class A, B and C Common Stock, $0.001 par value, of the Corporation be and hereby established and created, and that the designation and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Classes and the qualifications, limitations and restrictions thereof are as follows:

Common Stock

a. Designation. There shall be a three classes of Common Stock designated: Class A, Class B and Class C.

b. Stated Capital. The amount to be represented in stated capital at all times for each share of Common Stock shall be $0.001.

c. Current Common Stock Issued and Outstanding. At the time this Designation is filed with the Nevada Secretary of State, all Common Stock issued and outstanding, prior to the Designation of Classes, shall become Class A Common Stock.

Designation of Class A Common Stock, Class B Common Stock and Class C Capital Stock

1.1 Equal Status. Except as otherwise provided in the Articles of Incorporation or required by applicable law, shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the corporation), share ratably and be identical in all respects and as to all matters.

1.2 Voting Rights. Except as otherwise expressly provided by the Articles of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under Articles of Incorporation) of the stockholders of the corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Except with respect to the separate voting rights provided under the express circumstances described herein or as provided by law, the holders of shares of Class C Capital Stock shall (1) have no voting rights or power; (2) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation; and (3) not be entitled to vote on any matter that is submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time) of the stockholders of the corporation.

1.3 Dividend and Distribution Rights. Shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time-to-time by the Board of Directors out of any assets of the corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) and, subsequent to the Initial Class C Dividend, holders of Class C Capital Stock shall receive shares of Class C Capital Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock, Class B Common Stock or Class C Capital Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time) of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock, each voting separately as a class.

1.4 Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock may not be subdivided, combined or reclassified unless the shares of each of the other classes are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock, Class B Common Stock and Class C Capital Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time) of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Capital Stock, each voting separately as a class.

1.5 Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

1.6 Transactions.

(a) Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock upon the consolidation or merger of the corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such as a sale of substantially all of the Corporation’s assets, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock, Class B Common Stock and Class C Capital Stock as a single class; provided, however, that shares of one or two of such classes may receive or have the right to elect to receive different or disproportionate consideration in connection with such consolidation, merger or other transaction if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Capital Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Capital Stock have no voting rights or power.

(b) Third-Party Tender or Exchange Offers. The corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock, nor may the corporation recommend that holders tender shares of Class A Common Stock, Class B Common Stock or Class C Capital Stock into any third party tender or exchange offer, unless the holders of (i) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock and Class C Capital Stock would receive, or have the right to elect to receive, as applicable, (ii) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock and Class C Capital Stock would receive, or have the right to elect to receive, as applicable, and (iii) the Class C Capital Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock and Class B Common Stock would receive, or have the right to elect to receive, as applicable; provided, however, that shares of one such class may receive or have the right to elect to receive different or disproportionate consideration in connection with such tender or exchange offer if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Capital Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Capital Stock have no voting rights or power.

1.7 Change of Control Class B Vote. Until the first date on which the outstanding shares of Class B Common Stock represent less than thirty-five percent (35%) of the total voting power of the then outstanding shares of the corporation then entitled to vote generally in the election of directors, the corporation shall not consummate a Change in Control Transaction (as defined in Section) without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, the Articles of Incorporation or the Bylaws.

1.8 Conversion.

(a) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the corporation. Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 1.8(a), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 1.8(a) shall be retired by the corporation and shall not be available for reissuance.

(b) Automatic Conversion of Class B Common Stock. (i) Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock, (ii) all shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of fully paid and nonassessable shares of Class A Common Stock at such date and time, or the occurrence of an event, specified by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under the Articles of Incorporation) of the holders of a majority of the then outstanding shares Class B Common Stock, voting as a separate class, (iii) all shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of fully paid and nonassessable shares of Class A Common Stock on the date that is the earlier of such date following as is determined by a majority of the Directors.

(c) Automatic Conversion of Class C Capital Stock. Upon the conversion or other exchange of all outstanding shares of Class B Common Stock into or for shares of Class A Common Stock, all shares of Class C Capital Stock shall be automatically, without further action by any holder thereof, converted into an identical number of fully paid and nonassessable shares of Class A Common Stock on the date fixed therefor by the Board of Directors that is no less than sixty-one (61) days and no more than one hundred and eighty (180) days following such conversion or other exchange. In addition, immediately prior to the earlier of (i) any distribution of assets of the corporation to the holders of the Common Stock in connection with a voluntary or involuntary liquidation, dissolution or winding up of the corporation pursuant to Section 1.5 or (ii) any record date established to determine the holders of capital stock of the corporation entitled to receive such distribution of assets, each outstanding share of the Class C Capital Stock shall automatically, without any further action, convert into and become one (1) fully paid and nonassessable share of Class A Common Stock (such conversion, and any conversion of shares of Class C capital stock pursuant to the first sentence of this Section 1.8(c), a “Class C Conversion Event”, and the occurrence of any Automatic Conversion Event or Class C Conversion Event, a “Conversion Event”). The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class C Capital Stock pursuant to this Section 1.8(c), such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class C Capital Stock into shares of Class A Common Stock.

(d) Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock or Class C Capital Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The corporation shall, upon the request of any holder whose shares of Class B Common Stock or Class C Capital Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock or Class C Capital Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock or Class C Capital Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock or Class C Capital Stock that is converted pursuant to Section 1.8(b), 1.8(c) or 1.8(d) shall thereupon be retired by the corporation and shall not be available for reissuance.

(e) Policies and Procedures. The corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of the Articles of Incorporation, relating to the conversion of the Class B Common Stock or Class C Capital Stock, as applicable, into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the corporation, the corporation may request that the holder of such shares furnish affidavits or other evidence to the corporation as the corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the corporation (in the manner provided in the request) to enable the corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of stockholders is permitted at such time), the stock ledger of the corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

1.9 Reservation of Stock. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock and Class C Capital Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Capital Stock into shares of Class A Common Stock.

1.10 Protective Provision. The corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under the Articles of Incorporation) of the holders of a majority of the then outstanding shares of Class A Common Stock, Class B Common Stock~~,~~ and Class C Capital Stock, each voting as a separate class, in addition to any other vote required by applicable law, the Articles of Incorporation or the Bylaws; provided, however; the date provided for in clause (iii) of Section 1.8(b) for an Automatic Conversion Event can be changed to an earlier date with the consent of a majority of the Directors.

2. The Securities Act of 1933

(a) Securities Not Registered. The shares of newly issued Class A, B and C Common Stock has not been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

(b) Restrictive Legends. Each share of newly issued Common stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The securities represented hereby have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

3. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, JA Energy has caused this certificate to be signed by its Chief Executive Officer, as of the 21 day of September, 2016.

JA Energy

/s/ Barry Hall

Name: Barry Hall

Principal Executive Officer